FOR IMMEDIATE RELEASE

CONTACT: Michael High, Executive Vice President, COO and CFO,
Harleysville National Corporation
PHONE: 215-256-8851, ext. 2395
CONTACT: George H. Groves, Chairman and Chief Executive Officer, The Legacy Bank
PHONE: 717-441-3400, ext. 101

HARLEYSVILLE NATIONAL BANK COMPLETES SALE OF
MCADOO BRANCH TO THE LEGACY BANK

Harleysville, PA (April 5, 2005) - Harleysville National Bank, a wholly-owned subsidiary of Harleysville National Corporation (Nasdaq: “HNBC”) and The Legacy Bank (OTC-BB:LBOH) released today that they have completed the previously announced sale of the McAdoo, Pennsylvania branch from Harleysville National Bank to The Legacy Bank. The sale of this Schuylkill County branch includes approximately $13.8 million in deposits as well as certain loans and other assets. Harleysville National Bank expects to record a pre-tax profit on the sale of approximately $665,000 during the second quarter of 2005.
The Legacy Bank, with approximately $339 million in assets, is a Pennsylvania commercial bank with 9 offices in 5 counties throughout central Pennsylvania including Dauphin, Cumberland, Lycoming, Luzerne, and Schuylkill counties. The Legacy Bank has received Preferred Lender program status granted by the U.S. Small Business Administration (SBA).  Legacy Asset Management Services had approximately $119 million in Legacy Trust Company assets under management and approximately $46 million in brokerage accounts at quarter end. The company offers a full suite of banking and asset management products and services, for individuals, small- to medium-sized and privately held businesses, as well as professionals and professional practices - all designed to assist individuals, professionals and business owners in wealth creation and preservation.

ADD ONE / HNB COMPLETES SALE OF MCADOO BRANCH

The Legacy Bank offers Pennsylvania’s first Department of Banking approved business deposit courier service and provides online banking for businesses and consumers. For more information, visit the company’s web site at www.thelegacybank.com.
Harleysville National Corporation, with assets in excess of $3 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.5 billion. Cumberland Advisors, Inc., an SEC registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.

This press release may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Harleysville National Corporation’s filings with the Securities and Exchange Commission and The Legacy Bank’s filings with the Federal Deposit Insurance Corporation.